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Exhibit 10(iv)

          Summary of the Employee Bonus Plan under which employees of the Company are eligible to receive a bonus each year.
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1993 EMPLOYEE BONUS PLANS

The Employee Bonus Plans are in place for all employees of the Company who are not covered by any other bonus plans. The plans vary somewhat from subsidiary to subsidiary. The main provisions of these bonus plans follow:

A. Employees are eligible for the plans if they have been employed at lease 6 months and are on the payroll at year-end.

B.  Employees can earn a maximum of 7% of their base salary.

C. The plans are based on achieving certain Company goals relating to net income and the employee's individual performance. Bonuses are earned ratably based on tiered achievement scales.
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